Exhibit 99.1

1400 Union Meeting Road
Blue Bell, PA 19422
Telephone (215) 619-2700

Shareholder Contacts:

Ian J. Harvie of C&D: 215-619-7835

Joseph Crivelli of Gregory FCA, for C&D: 610-228-2110

C&D Technologies Reports Continued Revenue Growth,

Profitability Improvement for Third Quarter

•	Revenue Rises Sequentially Driven by 7% Unit Volume Growth

•	Gross Margin Expands Sequentially to 17.7%

•	Cash Flow From Operations Strengthens Sequentially to $6.3 million

BLUE BELL, Pa., December 08, 2008 - C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, uninterrupted power supply systems, utility and other high reliability applications, today announced financial results for the fiscal 2009 third quarter ended October 31, 2008.

For the third quarter, the Company reported net income of $964,000 or $0.04 per basic and $0.02 per diluted share, compared to a net loss of $9.3 million or ($0.36) per basic and diluted share in the prior year’s third quarter. Earnings for the third quarter of this year reflected $0.03 per share in charges related to balance sheet currency remeasurement losses following the significant devaluation of certain foreign currencies against the $US dollar in the third quarter and $0.01 per share for fees associated with amendment of the Company’s bank agreement. Results in the prior year’s third quarter included a $2.3 million or ($0.09) per fully diluted share loss from discontinued operations.

Third quarter revenues were $93.8 million, up 3% compared to $91.3 million in the prior year’s third quarter, driven by both pricing and estimated volume growth of 2%. On a sequential basis revenues were up from $92.5 million in spite of lead prices being strongly down in the quarter, reflecting an approximate 7% sequential volume improvement in sales.

Against the prior year quarter, gross profits increased 184% to $16.6 million from $ 5.9 million, driven by pricing recoveries, lower lead costs and significant cost reduction initiatives. On a sequential basis gross margins continued their improving trend, rising to 17.7% in the quarter. The strong combination of higher revenues from unit volume growth and efficiency-driven margin expansion resulted in operating cash flow of $6.3 million, the best quarter of cash flow in the last three years.

Dr. Jeffrey A. Graves, President and CEO said, “We are pleased with our financial results this quarter, as the decisive actions we have taken to sharpen C & D’s strategic focus are taking hold. In the quarter, we were very pleased with our revenue performance, with unit volume growth of 7% sequentially from the second quarter, despite the headwinds all industries face from global economic and credit market uncertainties. Our focus on the standby power market has enabled us to increase our investment in innovative new technology while strengthening our organization and expanding our industry leading brand on a global basis. The resulting top line achievements are a clear signal that our strategy is working. This top line growth is being leveraged into faster bottom line profitability growth through the implementation of our cost reduction initiatives that have gross margins continuing to improve towards our previously communicated target of 20% exiting this fiscal year. Our strong third quarter cash flow has contributed to continued improvement in our overall liquidity and financial position. And, for the third consecutive quarter, earnings increased on a sequential basis, adjusted for the non-operating and other unusual charges incurred in the quarter.”

Looking to the future, the third quarter book to bill ratio was 1-to-1 as near-term demand in the uninterrupted power supply (UPS) and utility markets remained resilient. Results in the quarter also benefited from international volume growth, driven by project business in Europe and our expanding core operations in China, where positive Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was achieved for the quarter as the trend of steady sales growth and operational improvements continued.

The Company generated $7.2 million of Adjusted EBITDA in the quarter, excluding $1.1 million of unusual items for balance sheet currency remeasurement losses and bank amendment fees. With strong EBITDA performance and continued working capital management, liquidity continues to improve, with approximately $7 million in cash balances and a little under $40 million of unused capacity available on our credit facility that is committed thru December 2010. With positive cash flow’s and our committed credit facility the Company’s financial position continues to stengthen and provides the resources needed to fund capital and other planned investment activities for continued growth and profitability improvement initiatives.

During the quarter, total debt was also reduced through the conversion of $2.5 million of our Series 2006 Notes into 516,795 shares of common stock.

Dr. Graves continued, “Our performance has improved sequentially every quarter this fiscal year reflecting effective execution of our strategy and the success of our productivity-enhancing initiatives. We continue to build momentum that will allow us to leverage our strong foundation as the industry leader in the standby power market. From this strong base, we are now expanding our channels to market globally, to accelerate growth in China and other international markets where infrastructure investment is greatest, as well as developing the new products and channels necessary to penetrate adjacent markets in North America. We are also exploring opportunities to invest in exciting new energy storage technologies, as well as innovative utilization of our core technological expertise, such as our recent agreement to establish a partnership with Firefly Energy to manufacture lead-acid microcell batteries for the trucking and off-highway equipment markets. Through the first three quarters of fiscal 2009, we have achieved significant progress on all of our key strategic initiatives in a difficult economic climate and while completing a major corporate transition. Over the long term, we believe we are making the right investments to capitalize on our core competencies and to position the company to generate attractive shareholder returns.”

Conference call:

C&D management will host a conference call to discuss these financial results on December 8, 2008 at 10:00 a.m. Eastern Standard Time. Those parties interested in participating in the conference call via telephone should dial 706-679-4521 and enter conference ID number 76743654. A telephone replay of the conference call will begin immediately following the call and will be available through December 22, 2008 at midnight Eastern Standard Time. To access the rebroadcast, please dial 800-642-1687 (706-645-9291 for international callers) and enter code 76743654. A webcast of the conference call will also be available at http://www.cdtechno.com.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company’s Securities and Exchange Commission filings (including without limitation the company’s annual report on Form 10-K for the fiscal year ended January 31, 2008, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company’s actual results to differ materially from those expressed in any forward-looking statements made herein.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three months ended October 31,		Nine months ended October 31,
	2008	2007	2008	2007
NET SALES	$93,822	$91,253	$280,083	$251,586
COST OF SALES	77,222	85,403	234,147	222,939

GROSS PROFIT	16,600	5,850	45,936	28,647
OPERATING EXPENSES:
Selling, general and administrative expenses	10,178	8,563	30,198	25,820
Research and development expenses	1,657	1,725	5,051	4,949
Gain on sale of Shanghai, China plant	—	—	—	(15,162)

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	4,765	(4,438)	10,687	13,040

Interest expense, net	2,121	1,880	6,672	6,190
Other (income) expense, net	1,208	(1,181)	910	(2,120)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	1,436	(5,137)	3,105	8,970
Income tax provision from continuing operations	551	2,186	846	1,281

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	885	(7,323)	2,259	7,689
Minority interest	(79)	(330)	(484)	3,672

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	964	(6,993)	2,743	4,017

LOSS FROM DISCONTINUED OPERATIONS BEFORE INCOME TAXES	—	(4,167)	—	(10,564)
Income tax (benefit) provision from discontinued operations	—	(1,862)	—	1,703

LOSS FROM DISCONTINUED OPERATIONS	—	(2,305)	—	(12,267)

NET INCOME (LOSS)	$964	$(9,298)	$2,743	$(8,250)

Income (Loss) per share:
Basic:
Net income (loss) from continuing operations	$0.04	$(0.27)	$0.11	$0.16

Net loss from discontinued operations	$—	$(0.09)	$—	$(0.48)

Net income (loss)	$0.04	$(0.36)	$0.11	$(0.32)

Diluted:
Net income (loss) from continuing operations	$0.02	$(0.27)	$0.09	$0.15

Net loss from discontinued operations	$—	$(0.09)	$—	$(0.48)

Net income (loss)	$0.02	$(0.36)	$0.09	$(0.32)

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and par value)

(UNAUDITED)

	October 31, 2008	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$6,883	$6,536
Restricted cash	2,100	4,383
Accounts receivable, less allowance for doubtful accounts of $668 and $1,148	64,595	62,946
Inventories	68,878	85,832
Prepaid taxes	840	800
Other current assets	1,450	835
Assets held for sale	—	450

Total current assets	144,746	161,782
Property, plant and equipment, net	84,313	79,782
Deferred income taxes	32	32
Intangible and other assets, net	15,120	16,091
Goodwill	59,960	59,870

TOTAL ASSETS	$304,171	$317,557

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$5,848	$5,568
Accounts payable	36,089	51,382
Accrued liabilities	16,058	15,593
Other current liabilities	6,857	9,767

Total current liabilities	64,852	82,310
Deferred income taxes	10,346	10,020
Long-term debt	122,904	124,133
Other liabilities	17,281	20,568

Total liabilities	215,383	237,031

Minority interest	11,524	11,418

Stockholders’ equity:
Common stock, $.01 par value, 75,000,000 shares authorized; 29,162,101 and 29,081,110 shares issued, respectively	292	291
Additional paid-in capital	71,436	74,995
Treasury stock, at cost, 2,914,852 and 3,414,633 shares, respectively	(40,158)	(47,243)
Accumulated other comprehensive income	(22,386)	(24,270)
Retained earnings	68,080	65,335

Total stockholders’ equity	77,264	69,108

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$304,171	$317,557

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(UNAUDITED)

	Nine months ended October 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$2,743	$(8,250)
Net loss from discontinued operations	—	(12,267)

Net income from continuing operations	2,743	4,017
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Minority interest	(484)	3,672
Share-based compensation	704	444
Depreciation and amortization	8,468	8,315
Amortization of debt acquisition costs	1,272	1,208
Annual retainer to Board of Directors paid by the issuance of common stock	190	236
Deferred income taxes	327	628
Gain on disposal of assets	—	(15,295)
Changes in assets and liabilities:
Accounts receivable	(3,160)	(14,127)
Inventories	16,300	(18,146)
Other current assets	(668)	702
Accounts payable	(13,746)	9,977
Accrued liabilities	463	3,762
Income taxes payable	(697)	1,792
Other current liabilities	(2,498)	864
Funds provided to discontinued operations	—	(22,170)
Other long-term assets	82	232
Other liabilities	(3,041)	4,410
Other, net	3,248	(2,356)

Net cash provided by (used in) continuing operating activities	9,503	(31,835)
Net cash used in discontinued operating activities	—	(1,249)

Net cash provided by (used in) operating activities	9,503	(33,084)

Cash flows from investing activities:
Proceeds from the divestiture of businesses	—	85,700
Acquisition of property, plant and equipment	(12,017)	(7,071)
Proceeds from disposal of property, plant and equipment	484	2,248
Decrease in restricted cash	2,283	—

Net cash (used in) provided by continuing investing activities	(9,250)	80,877
Net cash used in discontinued investing activities	—	(298)

Net cash (used in) provided by investing activities	(9,250)	80,579

Cash flows from financing activities:
Repayment of debt, net	—	(24,123)
Proceeds from new borrowings	—	3,993
Increase (decrease) in overdrafts	54	(2,241)
Financing cost of long term debt	—	(459)
Proceeds from exercise of stock options	247	—
Purchase of treasury stock	(115)	(134)

Net cash provided by (used in) continuing financing activities	186	(22,964)
Net cash used in discontinued financing activities	—	(5,212)

Net cash provided by (used in) financing activities	186	(28,176)

Effect of exchange rate changes on cash and cash equivalents	(92)	169

Increase in cash and cash equivalents from continuing operations	347	26,247
Cash and cash equivalents, beginning of period	6,536	5,384

Cash and cash equivalents, end of period	$6,883	$31,631